[Aetna Letterhead]
     [Aetna Retirement Services Logo]

                                             151 Farmington Avenue
                                             Hartford, CT  06156

                                             Mark S. Reilly, FSA, MAAA
                                             Pricing Actuary
                                             Product & Brand Management
                                             Retail Markets, TN41
                                             Office: (860)273-8129
                                             Fax:    (860)273-4438

     March 29, 1998

     Re:  AetnaVest and AetnaVest II (File No. 33-76004)


     Dear Sir or Madam:

     In my capacity as Actuary of Aetna Life Insurance and Annuity Company (ALIAC), I have provided actuarial advice concerning ALIAC's AetnaVest and AetnaVest II Flexible Premium Variable Life Insurance Policy (the "Policy"). I also provided actuarial advice concerning the preparation of Post-Effective Amendment No. 11 to Registration Statement on Form S-6, File No. 33-76004 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy.

     In my opinion the illustrations of benefits under the Policy included in the prospectus under the caption "Illustrations of Death Benefit, Total Account Values and Surrender Values" are, based on the assumptions stated in the illustrations, consistent with the provisions of the Policy. Also, in my opinion the age selected in the illustrations is representative of the manner in which the Policy operates.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

     Very truly yours,


 /s/ Mark S. Reilly
     Mark S. Reilly
     Pricing Actuary